Exhibit 99.1
TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
REPORTS SECOND QUARTER 2017 RESULTS

New York, NY - July 27, 2017 - Town Sports International Holdings, Inc. (“TSI”) (NASDAQ: CLUB) today reported results for the second quarter of 2017.
TSI’s earnings for the second quarter 2017 are summarized below. To become fully apprised of our results, shareholders are urged to read our Form 10-Q for the quarterly period ended June 30, 2017 posted at http://investor.mysportsclubs.com. The limited information that follows in this press release is not adequate for making informed investment decisions. The unaudited condensed consolidated Statements of Operations are included below.
Dollar amounts in this release are in thousands, except for share and per share amounts. Amounts are unaudited.
Condensed Consolidated Statements of Operations

	Second Quarter
	2017	2016
Revenues:
Club operations	$98,392	$99,406
Fees and other	1,601	1,529
	99,993	100,935
Operating Expenses:
Payroll and related	37,058	38,173
Club operating	44,032	46,783
General and administrative	5,369	6,544
Depreciation and amortization	10,016	10,897
	96,475	102,397
Operating income (loss)	3,518	(1,462)
Gain on extinguishment of debt	—	(38,497)
Interest expense	3,155	3,492
Equity in the earnings of investees and rental income	(48)	(89)
Income before provision for corporate income taxes	411	33,632
Provision for corporate income taxes	821	12,899
Net (loss) income	$(410)	$20,733
(Loss) earnings per share:
Basic	$(0.02)	$0.81
Diluted	$(0.02)	$0.79
Weighted average number of shares used in calculating (loss) earnings per share:
Basic	26,692,919	25,638,070
Diluted	26,692,919	26,165,827

Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

	Second Quarter
	2017	2016
Net (loss) income	$(410)	$20,733
Interest expense, net of interest income	3,155	3,492
Provision for corporate income taxes	821	12,899
Depreciation and amortization	10,016	10,897
EBITDA	13,582	48,021
Gain on extinguishment of debt	—	(38,497)
Costs for closing clubs and cost-savings initiatives, net of landlord recovery	(366)	49
Adjusted EBITDA	$13,216	$9,573
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
EBITDA consists of net income (loss) plus interest expense (net of interest income), provision (benefit) for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is TSI’s EBITDA excluding certain items, such as any fixed asset or goodwill impairments, gain (loss) on extinguishment of debt, costs for closing clubs and cost-savings initiatives, net of landlord recovery. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.
EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or other cash flow data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income and operating income, are significant and must be considered in performing a comprehensive assessment of our performance.
Investors or prospective investors in TSI regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which TSI’s management and board of directors analyze our performance. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.
Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.
Adjusted EBITDA has similar uses and limitations as EBITDA. We have excluded additional items in the calculation of Adjusted EBITDA because management believes that this metric is useful in making period to period comparisons of our performance. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our performance.
Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding future financial results and performance, potential club closures, results of cost-savings initiatives, and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “may,” “should,” or the negative version of these words or other comparable words. Forward-looking statements speak only as of the date when made, and TSI undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.
Town Sports International Holdings, Inc. is one of the leading owners and operators of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 149 fitness clubs as of June 30, 2017, comprising 102 New York Sports Clubs, 28 Boston Sports Clubs, 11 Washington Sports Clubs (one of which is partly-owned), five Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 549,000 members as of June 30, 2017.
Until further notice, TSI will not be hosting conference calls to discuss quarterly results. TSI intends to continue to issue press releases reporting quarterly earnings.
Investor Contact:
(917) 765-9974
Investor.relations@town-sports.com